Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.333-160078, 333-160079, 333-90880, 333-64549 and 333-56121) of W. P. Carey & Co. LLC of our report dated February 29, 2012 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting of W. P. Carey & Co. LLC, which appears in this Form 10-K and our report dated February 29, 2012 relating to the financial statements and financial statement schedules of Corporate Property Associates 16 – Global Incorporated, which is incorporated by reference into this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 29, 2012